Exhibit 10.1

[On Google Letterhead]

January 10, 2012

Dear Diane,

On behalf of Google Inc., I am pleased to offer you a position as a member of Google’s Board of Directors (the Board) with an effective date of January 12, 2012.

As compensation for your services to Google, you will be granted an initial equity award of $1,000,000 in the form of Google Stock Units (GSUs) on the first Wednesday of the month following your initial appointment (i.e., grant date of February 1, 2012). The exact number of GSUs comprising this grant will be calculated by dividing $1,000,000 by the closing price of Google’s Class A common stock on the day prior to grant. These GSUs will vest at the rate of 25% on the 25th day of the month in which the grant’s first anniversary occurs, and an additional 1/48th will vest on the 25th day of each month thereafter, subject to continued service on the Board on the applicable vesting date.

Following each annual stockholder meeting, you will be eligible to receive annualized compensation of a $350,000 GSU grant and a $75,000 cash retainer for the prior year of service. Note your 2012 awards will be prorated based upon the time between the effective date of your appointment and the stockholder meeting. Shares and cash payments will be made the first Wednesday of the month following the stockholder meeting. If the US financial markets are closed on that date, GSUs will be granted on the following Wednesday. The exact number of GSUs comprising this grant will be calculated by dividing the GSU grant value by the closing price of Google’s stock on the day prior to grant. These GSUs will vest monthly over a period of four years, beginning on the 25th day of the month following grant, until fully vested.

At the time of vest, any vested GSUs will convert to Google Class A common shares. If the US financial markets are closed on a vesting date, shares will vest on the next trading day. Vesting in GSUs is contingent on continued service on the Board on the applicable vesting dates. These awards and all future equity awards are subject to the terms and conditions of applicable plan documents and award agreements. Please note that ongoing compensation for service on the Board may be changed at any time at the discretion of the Board.

You will also be reimbursed for all reasonable expenses incurred by you in connection with your services to Google. All expense reimbursements are in accordance with established Google policies.

We typically hold at least four one-day Board meetings per year. Board meetings are generally held on-site at Google and we would hope that your schedule would permit you to attend all of the meetings in person (note that telephonic attendance is also possible). In addition, there may be telephonic calls to address special projects that arise from time to time. The Board has delegated certain duties to other committees, on which you may be asked to participate. At this time, we request your participation on the Audit Committee.

Nothing in this offer or the GSU agreement should be construed to interfere with or otherwise restrict in any way the rights of Google and Google’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

This letter sets forth the terms of your service with Google and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a representative of Google and by you.

We hope that you find the above terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate and original letter and returning them to Kent Walker, our General Counsel.

Diane, I am looking forward to you joining Google’s Board of Directors. I believe you will make a significant contribution to Google.

Sincerely,

Google Inc.

/s/ John L. Hennessy
John L. Hennessy

on behalf of the Nominating and Corporate Governance Committee of the Board

Accepted and agreed to this

11th day of January, 2012

/s/ Diane B. Greene
DIANE B. GREENE